UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 6, 2007

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

              State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662—Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771—Hawaiian Electric Company, Inc. (HECO)

                                    None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Most recent rate requests—HECO, 2007 test year rate case,” which is incorporated herein by reference to page 52 of HEI’s and HECO’s Form 10-Q for the quarter ended June 30, 2007:

On September 6, 2007, HECO, the Consumer Advocate and the Department of Defense (DOD) (the parties) executed and filed an agreement on most of the issues in HECO’s 2007 test year rate case proceeding. The agreement is subject to approval by the Public Utilities Commission of the State of Hawaii (PUC), which may accept or reject the agreement in part or in full. If the PUC does not accept the material terms of the agreement, any (and all) of the parties may withdraw from the agreement and pursue their respective positions in the proceeding without prejudice.

If the settlement agreement is approved by the PUC, the amount of the revenue increase based on the stipulated agreements would amount to $69.997 million annually, or a 4.96% increase. The settlement agreement includes, as a negotiated compromise of the parties’ respective positions, a return on average common equity of 10.7% (and an 8.62% return on average rate base of $1.158 billion) to determine revenue requirements in the proceeding.

A significant unsettled issue among the parties impacting the amount of the increase is the appropriateness of including in rate base approximately $36 million related to HECO’s pension asset (accumulated contributions to its pension fund in excess of accumulated net periodic pension cost), net of deferred income taxes. HECO management believes its proposal to include the pension asset, net of deferred income taxes, in rate base is reasonable. If HECO were to prevail on this open issue, the additional annual revenue increase would be approximately $5.5 million.

In total, based on the settlement agreement and HECO’s position on the unsettled issues, HECO’s requested increase is reduced from a $99.6 million requested rate increase, or 7.1% over the electric revenues currently in effect (i.e., including the interim rate increase in the 2005 test year rate case of $53 million granted by the PUC in September 2005) to a $75.5 million, or 5.3%, increase.

HECO proposed, and the Consumer Advocate and the DOD accepted, the adoption of a pension tracking mechanism, which is intended to smooth the impact to ratepayers of potential fluctuations in pension costs. Under the mechanism, HECO would be able to recognize its actuarially calculated net periodic pension costs for ratemaking purposes. HECO is also required to fund only the minimum level required under the law until the existing pension asset is reduced to zero, at which time HECO would make contributions to the pension trust in the amount of the actuarially calculated net periodic pension costs that would be allowed without penalty by the tax laws. The issue of whether to specifically amortize the pension asset (accumulated contributions to its pension fund in excess of accumulated net periodic pension cost) is deferred until HECO’s next rate case proceeding. The parties also agreed to a similar tracking mechanism for postretirement benefits other than pensions. The tracking mechanisms would allow the reclassification to a regulatory asset of the charge for retirement benefits that would otherwise be recorded in accumulated other comprehensive income.

In accordance with Act 162 of the 2006 Session Laws of Hawaii, the PUC added the following issue to be addressed in the rate case in an order issued August 24, 2007: “Whether HECO’s Energy Cost Adjustment Clause (ECAC) complies with the requirements of Hawaii Revised Statutes §269-16(g)?” In the settlement agreement, the parties agreed that the ECAC should continue in its present form for purposes of an interim rate increase and stated that they are continuing discussions with respect to the final design of the ECAC to be proposed for approval in the final decision and order. The parties will either submit a further stipulation or address the matter in their respective proposed findings on the pension asset issue (due in

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October 2007). The parties agreed that their resolution of this issue will not affect their agreement regarding revenue requirements in the proceeding.

On September 6, 2007, HECO submitted a statement of probable entitlement with the PUC, indicating that based on the agreement reached by parties, HECO is “probably entitled” to an interim rate increase of $69.997 million annually, subject to refund with interest, pending a final decision in the proceeding. An interim decision in the rate case proceeding is expected to be issued following the PUC’s review of the settlement agreement and statement of probable entitlement.

Management cannot predict the timing or amount of any interim increase in, or the ultimate outcome of, HECO’s 2007 test year rate case proceeding.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ Eric K. Yeaman	/s/ Tayne S. Y. Sekimura
Eric K. Yeaman	Tayne S. Y. Sekimura
Financial Vice President, Treasurer and Chief Financial Officer	Financial Vice President
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: September 12, 2007	Date: September 12, 2007

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